Exhibit 10(a)


                             EMPLOYMENT AGREEMENT



          THIS AGREEMENT is entered into as of June 11, 1998, between JACOBSON STORES INC., a Michigan corporation, of Jackson, Michigan (the "Company"), and P. GERALD MILLS, of Chelsea, Michigan ("Mills").

         THE PARTIES HEREBY AGREE that the Employment Agreement between them dated as of April 15, 1998 is restated, effective May 28, 1998, as follows:

         1. Employment and Term. The Company employs Mills as Chairman of the Board and Chief Executive Officer, and Mills agrees to serve in that capacity and/or in such other capacity or capacities as the Board of Directors of the Company deems advisable, for a term commencing October 31, 1996 and continuing through April 15, 2000, unless terminated sooner pursuant to the provisions of paragraph 5, for the compensation and on the terms set forth in this Agreement.

         2. Compensation.

            (a) Salary. Subject to the provisions of paragraph 5, Mills's salary shall be Three Hundred Thousand Dollars ($300,000.00) per year.

            (b) Bonus. Mills shall participate in the 1996 Jacobson Stores Inc. Management Incentive Plan and, while employed by the Company, in any successor management incentive plan established from time to time by the Company.

            (c) Vacation and Other Benefits. While he is employed by the Company, Mills shall be entitled to four weeks of vacation each year beginning in fiscal 1997. Mills shall also participate in such plans and additional benefits as may generally be available from time to time to other executive officers of the Company and for which Mills is eligible.

            (d) Stock Option. Effective October 31, 1996, Mills was granted an option to purchase 300,000 of the Company's Common Shares, par value $1.00 a share, at $8.375 a share (the "Option"). Mills's right to purchase 200,000 Common Shares subject to the Option was subject to shareholder approval of an amendment to the Jacobson Stock Option Plan of 1994 (the "Plan") increasing the number of shares subject to the Plan, which was obtained at the 1997 Annual Meeting of Shareholders.

         3. Deferred Compensation. Mills may determine that payment of any part of Mills's salary for any year shall be deferred pursuant to, and on the terms and conditions set forth in, the Jacobson Stores Inc. Deferred Compensation Plan, as amended from time to time. If any part of Mills's salary for a year is deferred, one-twelfth of such amount shall be deferred each month during the year. Interest shall accrue on deferred compensation from the last day of the month for which



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the compensation is deferred. Neither Mills, his estate, his wife, nor any beneficiary shall have any power to assign or encumber the right to receive deferred compensation, and any attempted assignment or encumbrance thereof shall be null and void.

         4. Duties. Mills agrees, as long as his employment by the Company continues, to devote his best efforts to furthering the interests of the Company; to comply with all regulations and policies of the Company; and to perform the duties requested by the Board of Directors of the Company.

         5. Termination. Mills's employment under this Agreement shall terminate on the earliest to occur of the following: (i) immediately upon Mills's death, (ii) at the Company's option, immediately when notice to Mills of such termination is given after Mills's "Disability" (as defined below),
(iii) at the Company's option, immediately when notice to Mills of such termination is given on or after the occurrence of "Cause" (as defined below) for termination of his employment under this Agreement, (iv) not less than 30 days after notice of such termination is given to Mills by the Company, (v) not less than six months after notice of such termination is given to the Company by Mills (unless the Company elects to have such termination occur earlier), and (vi) April 15, 2000. "Disability" means (1) if Mills is covered by a Company-provided disability insurance policy, the definition of disability contained in, and entitling Mills to benefits under, that policy, or (2) if Mills is not covered by such a policy, Mills's inability, whether physical or mental, to perform the normal duties of Mills's position for six consecutive months. "Cause" means (1) Mills's continued failure either to (A) devote substantially full time to Mills's employment duties (except because of Mills's illness or Disability) or (B) make a good faith effort to perform Mills's employment duties; (2) any other willful act or omission which Mills knew, or had reason to know, would materially injure the Entity; (3) any breach by Mills of the provisions of paragraph 7, or (4) Mills's conviction of a felony involving dishonesty or fraud. Notice will be deemed to be given on the earliest of (i) when delivered, or (ii) three business days after mailed by certified or registered mail, postage prepaid, return receipt requested, or (iii) one business day after sent by recognized overnight courier, if to Mills, to Mills's address on the Company's corporate records, and if to the Company, to the address of its principal executive offices. The following events during the term of this Agreement shall have the following respective effects on the obligations of the Company pursuant to this
Agreement:

            (a) Death. If employment is terminated due to Mills's death, the Company shall have no obligation to pay any salary or other amounts or benefits under this Agreement or otherwise for any period after the date of termination of employment, but benefits may continue to the extent provided in any wage continuation program, insurance, or other employee benefit plans that are generally applicable to all executive officers of the Company and that are maintained by the Company at that time. Mills shall be entitled to his accrued salary through the date of termination and the pro rata bonus, if any, that would have been payable to Mills under any bonus plan in effect at the time of termination of Mills's employment if Mills had been employed by the Company for the entire year in which Mills's employment terminates, but based on the actual number of days Mills was employed by the Company in that year and the actual salary paid to Mills by the Company with respect to the period through the date of termination.

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            (b) Disability. If employment is terminated due to Mills's
Disability, the Company shall have no obligation to pay any salary or other amounts or benefits under this Agreement or otherwise for any period after the date of termination of employment, but benefits may continue to the extent provided in any wage continuation program, insurance, or other employee benefit plans that are generally applicable to all executive officers of the Company and that are maintained by the Company at that time. Mills shall be entitled to his accrued salary through the date of termination and the pro rata bonus, if any, that would have been payable to Mills under any bonus plan in effect at the time of termination of Mills's employment if Mills had been employed by the Company for the entire year in which Mills's employment terminates, but based on the actual number of days Mills was employed by the Company in that year and the actual salary paid to Mills by the Company with respect to the period through the date of termination.

            (c) Termination for Cause. If employment is terminated for Cause, or if Mills resigns before the expiration of the term of this Agreement, the Company shall have no obligation to pay any salary or any other amount in lieu thereof for any period after the date of termination of employment. Mills shall be entitled to his accrued salary through the date of termination and the pro rata bonus, if any, that would have been payable to Mills under any bonus plan in effect at the time of termination of Mills's employment if Mills had been employed by the Company for the entire year in which Mills's employment terminates, but based on the actual number of days Mills was employed by the Company in that year and the actual salary paid to Mills by the Company with respect to the period through the date of termination.

            (d) Termination Without Cause. Except as otherwise provided in paragraph 5.(e), if the Company terminates Mills's employment without Cause before the expiration of the term of this Agreement (other than as a result of Mills's death or Disability), the Company shall (i) continue to pay an amount equal to Mills's salary, at the annual rate in effect immediately prior to such termination of employment, and shall continue to provide medical and hospitalization insurance with the same coverage (including any spouse and dependent coverage) and in the same amounts as the insurance maintained by the Company immediately prior to such termination of employment, for the balance of the term of this Agreement, without regard to any termination as a result of Mills's death, Disability, termination by the Company for Cause, retirement, resignation or termination by the Company without Cause, or one year, whichever is greater, and (ii) pay the pro rata bonus, if any, that would have been payable to Mills under any bonus plan in effect at the time of termination of Mills's employment if Mills had been employed by the Company for the entire year in which Mills's employment terminates, but based on the actual number of days Mills was employed by the Company in that year and the actual salary paid to Mills by the Company with respect to the period through the date of termination. In such event, Mills shall use reasonable efforts to find new employment. Commencing one year after termination, the Company's continuing payment obligation, if any, shall be reduced by the amount of any other salary, consulting fees, or other compensation or remuneration for services, however designated, received by Mills with respect to any remaining part of the period covered by the Company's obligation, and its continuing medical and hospitalization insurance obligation shall be reduced by the amount of any other medical and

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hospitalization insurance provided to Mills with respect to any remaining part of such period. The Option shall be exercisable to purchase all of the Common Shares subject to the Option immediately, to the extent not already purchased, 30 days before such termination of Mills's employment by the Company.

            (e) Change in Control.

                (i) Right to Receive Benefits. Mills shall receive the
            severance benefits described in paragraph 5.(e)(ii) if (1) a "Change in Control" (as defined in paragraph 5.(e)(iii)) occurs during the "Period" (as defined in paragraph 5.(e)(iv)), and (2) either (A) at any time during the period beginning 90 days before, and ending two years after, the Change in Control, Mills terminates his employment with the "Entity" (as defined in paragraph 5.(e)(vii)) for "Good Reason" (as defined in paragraph 5.(e)(viii)) or the "Entity" terminates Mills's employment without Cause, or (B) at any time during the 3rd month after the Change in Control, Mills terminates his employment with the "Entity" for any reason or for no reason.

               (ii) Severance Benefits. If Mills is entitled to severance benefits under paragraph 5.(e)(i), he will receive the following:

                     (1) an amount equal to the annual salary Mills was
                receiving immediately before the Change in Control for the period (the "Time") from the date of such termination through two years after the date of such termination; and

                     (2) a pro rata bonus for the year of such termination
                equal to (1) the bonus paid or payable to Mills with respect to the last full fiscal year of the Company before the Change in Control (the "Bonus"), multiplied by (2) a fraction, the numerator of which shall be the number of days in the Company's fiscal year in which such termination occurs through the date of such termination, and the denominator of which shall be the total number of days in the Company's fiscal year in which such termination occurs; and

                     (3) an amount equal to the Time (in years and fractions
                of a partial year) multiplied by the amount of the Bonus; and

                     (4) a continuation during the Time of (1) the medical,
                dental, life, disability, hospitalization, optical and prescription drug benefits Mills and Mills's dependents were receiving from the Company at the time of the Change in Control (provided that if it is no longer practical for the Company to furnish such benefits, Mills will be reimbursed by the Company during the Time for the cost to Mills of obtaining such benefits), and (2) any automobile allowance or benefits (including automobile insurance and maintenance benefits), and continued use of any

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                automobile, provided to Mills by the Company at the time of the Change in Control; and

                     (5) If the total amount of all payments of cash or
                property in the nature of compensation contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets, including, without limitation, the benefits provided pursuant to this paragraph 5.(e)(ii) and payments relating to any stock options or restricted stock that vest as a result of a Change in Control, shall exceed the maximum amount that may be paid to Mills and not be deemed a "parachute payment" resulting in an excise tax to Mills and a loss of compensation deduction to the Company, all within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision, the Company will pay to Mills (i) the amount of any excise tax imposed on Mills under
                Section 4999 of the Internal Revenue Code of 1986, as amended, or any successor provision, as a result of any payments by the Company to Mills pursuant to this paragraph 5.(e)(ii) and (ii) any income tax imposed on Mills as a result of the payments under this paragraph 5.(e)(ii)(5)). The benefits provided in paragraphs 5.(e)(ii)(1), 5.(e)(ii)(2), 5.(e)(ii)(3) and 5.(e)(ii)(5) shall be paid to
                Mills in an undiscounted lump sum within 10 business days after the date of such termination. The Company may withhold from such payments all federal, state, city and other taxes to the extent such taxes are required to be withheld by applicable law.

              (iii) "Change in Control". For purposes of this Agreement, a
            "Change in Control" occurs on the first day any one or more of the following occurs:

                     (1) any person (as such term is used in Sections 13(d)
                and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with all affiliates and associates of such person (as such terms are defined in Rule 12b-2 under the Exchange Act) but excluding all "Excluded Persons" (as defined in paragraph 5.(e)(v)), becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing (A) 40% or more of the combined voting power of all of the Company's outstanding securities entitled to vote generally in the election of the Company's directors, or (B) 40% or more of the combined shares of the Company's capital stock then outstanding, all except in connection with any merger, consolidation, reorganization or share exchange involving the Company;

                     (2) the consummation of any merger, consolidation,
                reorganization or share exchange involving the Company, unless the holders of the Company's capital stock outstanding immediately before such transaction own more than 50% of the combined outstanding shares of capital stock and have more than 50% of the combined voting power in the surviving entity after such transaction and they own such securities in substantially the same proportions (relative to each other) as they owned the Company's capital stock immediately before such transaction;

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                     (3) the consummation of any sale or other disposition
                (in one transaction or a series of related transactions) of all, or substantially all, of the Company's assets to a person whose acquisition of 40% or more of the combined shares of the Company's capital stock then outstanding would have caused a Change in Control under paragraph 5.(e)(iii)(1)); or

                     (4) the "Continuing Directors" (as defined in paragraph
                5.(e)(vi)) cease to be a majority of the Company's directors.

          A determination by the Company's Continuing Directors (by resolution of at least a majority of the Continuing Directors) as to whether a Change in Control has occurred for purposes of this Agreement, the date on which it has occurred or both shall be conclusive for purposes of this Agreement.

               (iv) "Period". The period (the "Period") will begin on the date of this Agreement and end on the first to occur of (a) the end of the term of this Agreement, without regard to any termination as a result of Mills's death, Disability, termination by the Company for Cause, retirement, resignation or termination by the Company without Cause, (b) Mills's death, (c) Mills's Disability, and (d) 90 days after the termination of Mills's employment (voluntarily or involuntarily and with or without Cause or Good Reason) if (1) such termination occurs before a Change in Control, and (2) a Change in Control does not occur during such 90 day period. Notwithstanding the foregoing, (1) if Mills becomes entitled to severance benefits under paragraph 5.(e)(i), the provisions of paragraph 5.(e)(ii) of this Agreement will continue until Mills's eligibility to receive severance benefits under this Agreement ceases and such provisions and the other provisions of this Agreement not limited by the Period, including, without limitation, paragraphs 5.(g), 7, 10 and 11 will survive the end of the Period.

                (v) "Excluded Persons". For purposes of this Agreement, the
            "Excluded Persons" are (i) Mills, (ii) any "group" (as that term is used in Section 13(d) of the Exchange Act and the rules thereunder) that includes Mills or in which Mills is, or has agreed to become, an equity participant, (iii) any entity in which Mills is, or has agreed to become, an equity participant,
            (iv) the Company, (v) any subsidiary of the Company, (vi) any employee benefit plan of the Company or any subsidiary of the Company or the related trust, (vii) any entity to the extent it is holding capital stock of the Company for or pursuant to the terms of any employee benefit plan of the Company or any subsidiary of the Company, and (viii) any director or officer of the Company as of the date of this Agreement. For purposes of this Agreement, Mills shall not be deemed an "equity participant" in any group or entity (i) in which Mills owns for investment purposes only no more than 5% of the stock of a publicly-traded entity whose stock is either listed on a national stock exchange or quoted in The Nasdaq National Market, if Mills is not otherwise affiliated with such group or entity,

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            or (ii) if Mills's participation is fully-disclosed to, and approved by, the Company's Board of Directors and the Continuing Directors before the Change in Control occurs.

               (vi) "Continuing Directors". For purposes of this Agreement, the "Continuing Directors" are the directors of the Company as of the date of this Agreement, and any person who subsequently becomes a director if such person is appointed to be a director by a majority of the Continuing Directors or if such person's initial nomination for election or initial election as a director is recommended or approved by a majority of the Continuing Directors.

              (vii) "Entity". For purposes of this Agreement, the "Entity" shall mean both (1) the Company and, (2) in connection with a Change in Control defined in paragraph 5.(e)(iii)(2) or paragraph 5.(e)(iii)(3), the survivor of the merger, consolidation, reorganization or share exchange involving the Company and the buyer of all, or substantially all, of the Company's assets, if such additional entity described in this clause (2) (if other than the Company) has offered to employ Mills on such terms that would not constitute "Good Reason" for termination of Mills's employment if imposed by the Company. Therefore, for purposes of this paragraph 5.(e), Mills shall not be deemed to have terminated Mills's employment with the Entity for "Good Reason" and the "Entity" shall not be deemed to have terminated Mills's employment without Cause unless such actions are taken by all entities included within the definition of "Entity". In addition, for purposes of this paragraph 5.(e), Mills shall not be deemed to have terminated Mills's employment with the Entity for "Good Reason" and the "Entity" shall not be deemed to have terminated Mills's employment without Cause if (1) the survivor of the merger, consolidation, reorganization or share exchange involving the Company and the buyer of all, or substantially all, of the Company's assets has offered to employ Mills on such terms that would not constitute "Good Reason" for termination of Mills's employment if imposed by the Company, (2) Mills refuses such employment, and (3) the Company terminates Mills's employment for any reason or for no reason.

             (viii) "Good Reason". Termination of Mills's employment for "Good Reason" means Mills's voluntary termination of employment with the Entity before or after a Change in Control as a result of (1) any change by the Entity (without Mills's consent) in Mills's title from Mills's title immediately before such Change in Control, (2) any decrease by the Entity (without Mills's consent) in Mills's compensation or incentives from Mills's compensation and incentives immediately before such Change in Control, except with respect to benefits covered by clause (3); provided that Mills's bonus shall not be deemed to have decreased if Mills has a substantially similar opportunity to earn a bonus as Mills did in the last full fiscal year before the Change in Control, (3) any decrease by the Entity (without Mills's consent) in Mills's benefits from Mills's benefits immediately before such Change in Control, unless such decrease is applied in the same manner to all executive officers of the Entity, (4) a substantial change by the Entity (without Mills's consent) in Mills's duties or responsibilities from Mills's duties and responsibilities immediately before such Change in Control, (5) any requirement by the Entity (to which Mills does not consent)

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            that Mills change Mills's primary place of business to be outside the metropolitan Jackson area, (6) Mills's removal from, or failure to be elected to, the Entity's Board of Directors or the Entity's failure to nominate Mills for election to the Entity's Board of Directors, or (7) if the Change in Control results in a new entity being a successor to the Company's business, the failure of the new entity to assume expressly in writing the Company's obligations under this Agreement and under any written employment agreement between Mills and the Company in effect immediately before the Change in Control. "Good Reason" will not include Mills's death, Disability or Retirement (as defined below), or Mills's resignation other than as provided in the preceding sentence. For purposes of this Agreement, "Retirement" means Mills's retirement from the Entity in accordance with the Entity's normal policies.

                   (f) Transfer of Insurance Policies. If Mills's employment by the Company is terminated for any reason except Mills's death, the Company will cooperate with Mills, to the extent Mills so desires, to transfer to Mills, at no cost to the Company and in exchange for a payment by Mills to the Company equal to the value of the Company's interest in the policies, any life and disability insurance maintained by the Company on his behalf immediately before the termination of his employment, to the extent permitted by the applicable insurance policies.

                   (g) No Other Employment Benefits. The severance benefits provided in this Agreement are exclusive and in lieu of any other severance benefits to which Mills may be entitled, except for any benefits under the terms of any stock options or restricted stock agreements Mills may have.

          6. Payment. Amounts equal to, or based on, salary, other than deferred compensation, as well as death benefits, if any, pursuant to paragraph 5.(a), other than proceeds of life insurance, and amounts equal to, or based on, salary, if any, other than deferred compensation and proceeds of life insurance, paid pursuant to paragraphs 5.(b), 5.(c) and 5.(d), shall be paid in monthly or other regular periodic installments no less frequent than monthly. Amounts equal to the pro rata portion of Mills's bonus for the year of termination paid pursuant to paragraphs 5.(a), 5.(b), 5.(c) and 5.(d) shall be paid at the time they are paid to other participants in the applicable bonus plan. Deferred compensation, with interest thereon, shall be paid as provided in the Jacobson Stores Inc. Deferred Compensation Plan, as amended from time to time. The amounts described in paragraph 5.(e) shall be paid as described in paragraph 5.(e)(ii)(5). All such payments shall be made to Mills while he is living; and in the event of his death, the payments shall be made to Mills's wife, if she is then living, or to his estate or any beneficiary or beneficiaries he designates in writing during his lifetime.

          7. Confidentiality and Non-Solicitation.

                   (a) Non-Competition. Mills will not, during Mills's employment with the Company, directly or indirectly engage in any activity which is competitive with any business in which the Company engages.

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                   (b) Confidential Information. Mills will not at any time
during or after his employment with the Company, directly or indirectly, disclose or make accessible to any person or entity or use in any way for his own personal gain (i) any confidential and secret information as to the prices, costs, discounts, or profit margins of any goods or services sold, purchased or handled by the Company (or its subsidiaries), or (ii) any confidential or secret information relating to the Company's (or its subsidiaries') financial structure, store layouts, supply sources, designs, procedures, information systems, administration or operations, except as authorized or directed by the Company and except that the foregoing restrictions will not apply to information generally available to others in the Company's line of business, information in the public domain, information disclosed or made available by the Company to any other person on a non-confidential basis or disclosures Mills is required by law to make. Upon termination of Mills's employment with the Company for any reason, Mills will immediately return to the Company all confidential materials over which he exercises any control.

                   (c) Non-Solicitation. Mills will not at any time during his employment by the Company and for two years thereafter, directly or indirectly, solicit for any purpose, interfere with, entice away from the Company (or its subsidiaries) or hire any employee or agent of the Company
(or its subsidiaries) who was employed by the Company within one year before the termination of his employment.

                   (d) Equitable Remedies. Paragraphs 7.(a), 7.(b) and 7.(c) are intended, among other things, to protect the confidential information described in paragraph 7.(b) and relate to matters which are of a special and unique character, and their violation may cause irreparable injury to the Company, the amount of which will be extremely difficult, if not impossible, to determine and which cannot be adequately compensated by monetary damages alone. Therefore, if Mills breaches or threatens to breach any of those paragraphs, in addition to any other remedies which may be available to the Company under this agreement or at law or equity, the Company may obtain an injunction, restraining order, or other equitable relief against Mills and such other persons and entities as are appropriate.

          8. Modification. This Agreement is the complete agreement between Mills and the Company and may be modified only by a written instrument executed by both parties.

          9. Law. The internal laws of the State of Michigan shall govern this Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement..

         10. Costs of Enforcement. The Company shall pay on demand all of Mills's reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses and costs of investigation) incurred by Mills in connection with the enforcement of this Agreement (as amended from time to time and including any successor to this Agreement) or in connection with any disputes concerning the meaning or interpretation of this Agreement (as amended from time to time and including any successor to this Agreement). During the pendency

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of any such enforcement proceeding or dispute, the Company shall continue to pay the disputed amounts and benefits provided in this Agreement (as amended from time to time and including any successor to this Agreement), and if it fails to do so, the Company shall pay Mills interest, at the prime or base rate announced from time to time by Comerica Bank, on such amounts from the date they were due through the date they are actually paid. The obligations contained in this paragraph 10 shall survive the end of the Period.

         11. Arbitration.

                   (a) Agreement to Arbitrate. Any disputes between the parties with respect to the terms and conditions of this Agreement (as amended from time to time and including any successor to this Agreement) (other than those disputes with respect to which equitable relief (such as specific performance or an injunction) is the appropriate remedy) that are not resolved within 30 days after one party notifies the other party in writing of the dispute shall be resolved by and through binding arbitration conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Jackson, Michigan. Both the foregoing agreement of the parties to arbitrate any and all claims, and the results, determination, finding, judgment and/or award rendered through such arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings, and, pursuant to MCLA ss. 600.5001, the parties agree that a judgment of any Michigan circuit court may be rendered upon any arbitration award rendered pursuant to this paragraph
11. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this arbitration agreement and that any party may, in his or its sole discretion, ask for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this arbitration agreement.

                   (b) Procedure. Such arbitration shall be initiated by the written notice of the dispute described in paragraph 11.(a), and such arbitration shall be a compulsory and binding proceeding on each party. Such arbitration proceeding shall be conducted under the commercial arbitration rules (formal or informal) of the American Arbitration Association before one arbitrator, and the arbitrator in any such arbitration shall be such person who is expert in the subject matter of the dispute. The costs of the arbitrator and the arbitration shall be borne by the Company. Each party will bear separately the cost of its or his respective attorneys, witnesses and experts in connection with such arbitration, subject to the Company's obligations under paragraph 10. Time is of the essence of this arbitration procedure, and the arbitrator shall be requested to render his or her decision within 10 days following completion of the arbitration.

          12. Successor Obligations. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns, and the Company will require any successor to, or transferee of, all or substantially all of its business or assets to assume all of the Company's obligations under this Agreement (such successor or assign will be deemed, for purposes of this Agreement, to be the Company). This Agreement will be binding upon Mills and will inure to Mills's benefit, but Mills may not assign this Agreement without the Company's prior written consent.

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          13. Duplicate Copies. This Agreement may be executed in
counterparts, both of which together will be deemed an original of this Agreement.

         14. Severability. The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

          15. Miscellaneous Provisions. This Agreement supersedes all previous employment agreements between the parties. In addition to all other remedies available at law, it shall be specifically enforceable by any court having jurisdiction. Paragraph headings are for convenience only and shall not affect the construction of any provision. The rights and obligations hereunder shall survive the expiration of the term of this Agreement.

IN THE PRESENCE OF:               JACOBSON STORES INC.

                                  By:       /c/  Paul W. Gilbert
                                           ---------------------
                                           Paul W. Gilbert,
                                              Vice Chairman of the Board

                                  By:      /c/  Richard Z. Rosenfeld
                                           -------------------------
                                           Richard Z. Rosenfeld,
                                             Secretary

                                      /c/  P. Gerald Mills
                                      --------------------
                                      P. Gerald Mills

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